CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 27, 2026 with respect to the financial statements and financial highlights of Goehring & Rozencwajg Resources Fund, a portfolio of the Goehring & Rozencwajg Investment Funds, for the year ended May 31, 2026 which are incorporated by reference in this Post-Effective Amendment No. 15 to the Registration Statement No. 333-212686 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm,” and “Financial Statements.”

Dallas, Texas

September 25, 2026